Exhibit 99.2

Levi Strauss & Co. Third Quarter 2007 Presented by: Hans Ploos van Amstel Chief Financial Officer October 10, 2007 This presentation should be read in conjunction with Levi Strauss & Co.'s annual report on Form 10-K for the fiscal year ended November 26, 2006 and quarterly report on Form 10-Q for the three-month period ended August 26, 2007.

Net revenue growth, Levi's(r) brand growing worldwide. Operating income reflects higher sales allowances, lower benefit-plan curtailment gain. Continued strong gross and operating margins. Net income reflects lower interest and taxes. 1 LS&CO. Q3 2007 - Income Statement Overview

2 LS&CO. Q3 2007 - Regional Overview North America net revenue reflects weak LSS(tm) performance. Europe shows strength. Asia Pacific growth from emerging markets, Japan beginning to stabilize. Corporate cost increase reflects lower curtailment gain.

3 LS&CO. Q3 2007 - Cash Flow Overview Operating activities: Timing of sales and investments in growth. Investing activities: Retail network and SAP. Financing activities: Q2 Refinancing and $50mm debt reduction.

4 Key Conclusions On track for FY revenue growth and solid operating margins. Operating cash flow fuels debt reduction and investments in the business. Net income up.